Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Stellar Bancorp, Inc. on Form S-3 of our report dated March 15, 2023, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of Stellar Bancorp, Inc. for the year ended December 31, 2022, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Dallas, Texas

May 26, 2023